Exhibit 21.1

Subsidiaries of GXO Logistics, Inc.

Entity	Location of Incorporation
GXO Logistics, Inc.	Delaware
GXO Enterprise Services, LLC	Delaware
GXO Logistics Europe SAS	France
GXO Logistics UK Limited	Scotland
GXO Logistics Netherlands BV	Netherlands
GXO Logistics Netherlands III BV	Netherlands
GXO Logistics Spain SL	Spain
GXO Logistics France SAS	France
GXO Logistics Italy SPA	Italy
GXO Logistics UK II Limited	United Kingdom
Northern Commercials (Mirfield) Limited	United Kingdom
GXO Logistics Finance, LLC	Delaware
GXO Logistics Worldwide Holding Company, LLC	Delaware
GXO Logistics Worldwide, LLC	Delaware
GXO Logistics Services UK Limited	United Kingdom
GXO Logistics Holding Company	Delaware
GXO Logistics Supply Chain, Inc.	North Carolina
GXO Holdings II, Inc.	Delaware
GXO Holdings III, Inc.	Delaware
GXO Warehouse Company, Inc.	Iowa

The names of certain consolidated subsidiaries that do not constitute a significant subsidiary have been omitted. Entities directly owned by subsidiaries of GXO Logistics, Inc. are indented and listed below their immediate parent. Ownership is 100% unless otherwise indicated.